Filed Pursuant To Rule 433

Registration No. 333-209926

July 20, 2016

INVESTMENT IDEAS for Heightened Market Uncertainty

3 Strategies Aimed to Weather an Uncertain Market of Low Returns, Low Yields, and High Volatility

MSCI ACWI Index



9%
5%
Returns Last 5 Years
3-5 Year Forecast*

Barclays U.S. Aggregate Bond Index



3%
2%
Returns Last 5 Years
3-5 Year Forecast*

LOW RETURNS Build a Stronger Core

Look for better buy-and-hold core positions with active and smart-beta approaches, then layer tactical opportunities with industries to potentially harness business cycle trends

	Name	Gross Expense Ratio (%)**	Net Expense Ratio (%)
TOTL	SPDR® DoubleLine® Total Return Tactical ETF	0.65	0.55***
QWLD	SPDR MSCI World StrategicFactors℠ ETF	0.30	0.30
QEMM	SPDR MSCI Emerging Markets StrategicFactors℠ ETF	0.30	0.30
XES	SPDR S&P® Oil & Gas Equipment & Services ETF	0.35	0.35
XHB	SPDR S&P Homebuilders ETF	0.35	0.35

Barclays U.S. Aggregate Bond Index

4.4%
20 Year Average Yield to Worst

2.1%
Yield to Worst (Current)

LOW YIELDS Look for Income, But Don't Stretch

With low yields continuing, investors need to move beyond traditional exposures but with an eye on risk and avoiding potentially overcrowded plays

SDY	SPDR S&P Dividend ETF	0.35	0.35
PSK	SPDR Wells Fargo® Preferred Stock ETF	0.45	0.45
CWB	SPDR Barclays Convertible Securities ETF	0.40	0.40
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.70	0.70
JNK	SPDR Barclays High Yield Bond ETF	0.40	0.40

MSCI ACWI Index

13%
Last 5 Years Standard Deviation

17%
Forecasted Long Term Standard Deviation*

HIGH VOLATILITY Look to Mitigate Downside Risk

Explore areas of the market that are uncorrelated to stocks and bonds[1] to provide potential drawdown protection when markets get turbulent

GLD®	SPDR Gold Shares	0.40	0.40

STATE STREET GLOBAL ADVISORS.
SPDR®

Source for yield to worst, historical performance and historical standard deviation: Bloomberg Finance L.P., as of 6/24/2016.

* Source: State Street Global Advisors (SSGA) Investment Solutions Group as of March 31, 2016. The forecasted returns are based on SSGA's Investment Solutions Group's March 31, 2016 forecasted returns. The forecasted performance data is reported on a gross of fees basis. The performance includes the reinvestment of dividends and other corporate earnings and is calculated in the local (or regional) currency presented. It does not take into consideration currency effects. The forecasted performance is not necessarily indicative of future performance, which could differ substantially.

** The gross expense ratio is the fund's total annual operating expense ratio. It is gross of any fee waivers or expense reimbu here. its. It can be found in the fund's most recent prospectus.

*** SSGA Funds Management, Inc. ("SSGA FM" or "Adviser") has contractually agreed to waive its advisory fee and/or reimburse certain expenses, until October 31, 2016, so that the net annual fund operating expenses of the Fund will be limited to 0.55% of the Fund's average daily net assets before application of any extraordinary expenses or acquired fund fees and expenses. The contractual fee waiver and/or reimbursement does not provide for the recoupment by the Adviser of any fees the Adviser previously waived. The Adviser may continue the waiver and/or reimbursement from year to year, but there is no guarantee that the Adviser will do so and after October 31, 2016, the waiver and/ or reimbursement may be canceled or modified at any time. This waiver and/or reimbursement may not be terminated during the relevant period except with the approval of the Fund's Board of Trustees.

IBG-20254
1

SPDR ETF Implementation Guide

ETF	Name	Information
Build a Stronger Core		
TOTL	SPDR DoubleLine Total Return Tactical ETF	An actively managed core bond fund that seeks to deliver improved risk-adjusted returns by combining traditional interest rate sensitive sectors with more credit sensitive sectors
QWLD	SPDR MSCI World StrategicFactors ETF	Strategic core allocation to developed markets, with a focus on low volatility and high quality firms at inexpensive valuations
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	Strategic core allocation to emerging markets, with a focus on low volatility and high quality firms at inexpensive valuations
XES	SPDR S&P® Oil & Gas Equipment & Services ETF	Seeks to provide exposure to oil & gas equipment and services companies to potentially capture perceived value opportunities, as well as any potential rebound in energy prices
XHB	SPDR S&P Homebuilders ETF	Seeks to provide exposure to homebuilders and related consumer segments to potentially capture growth and the improving housing and consumer trends
Look for Income, But Don't Stretch		
SDY	SPDR S&P Dividend ETF	A dividend growth strategy that seeks to provide consistent income that may act as a volatility buffer in turbulent markets
PSK	SPDR Wells Fargo Preferred Stock ETF	A preferred stock exposure that combines income generation potential with an emphasis on credit quality
CWB	SPDR Barclays Convertible Securities ETF	A hybrid that features a cyclical growth equity exposure with a bond floor that may provide a source of income and diversification through a low correlation to traditional bond exposures[1]
SRLN	SPDR Blackstone /GSO Senior Loan ETF	An actively managed senior loan fund that seeks to provide income and reduce volatility through credit selection
JNK	SPDR Barclays High Yield Bond ETF	A potential source of income and portfolio diversification relative to traditional bond exposures, providing relatively low-cost access to a traditional illiquid market[2]
Adapt to Higher Volatility		
GLD	SPDR Gold Shares	Gold may provide potential risk mitigation due to its historically low correlations to other assets classes[3]

Prior to July 15, 2016, the SPDR MSCI StrategicFactorsSM ETF suite was known as the SPDR MSCI Quality Mix ETF suite. There were no changes to the investment objectives, strategies or policies of any of the funds comprising such suite in connection with each fund's name change.

Source: State Street Global Advisors. As of June 30, 2016

1 CWB monthly correlation to the Barclays U.S. Aggregate Bond Index over last 5 years is -0.09 as of 06/2016

2 JNK monthly correlation to the Barclays U.S. Aggregate Bond Index over last 5 years is 0.18 as of 06/2016

3 Please refer to slide 14 for the correlations of GLD to other assets classes.

STATE STREET GLOBAL ADVISORS

IBG-20254

2

Standard Performance

Ticker	Name	YTD	Annualized 1 Year	Annualized 3 Year	Annualized 5 Year	Annualized 10 Year	Annualized Since Inception	Inception Date	Gross Expense Ratio
TOTL	SPDR® DoubleLine Total Return Tact ETF (NAV)	3.93	4.04	-	-	-	2.71	2/23/2015	0.65
TOTL	SPDR® DoubleLine Total Return Tact ETF (MKT)	4.05	4.02	-	-	-	2.78		
QWLD	SPDR® MSCI World StrategicFactors ETF (NAV)	4.19	3.89	-	-	-	4.16	6/4/2014	0.30
QWLD	SPDR® MSCI World StrategicFactors ETF (MKT)	4.20	1.78	-	-	-	4.26		
URTH	iShare MSCI World Index ETF (NAV)	0.87	-2.43	7.08	-	-	9.72	1/10/2012	0.24
URTH	iShare MSCI World Index ETF (MKT)	0.79	-1.78	6.87	-	-	9.80		
QEMM	SPDR® MSCI Emerging Markets StrategicFactors ETF (NAV)	6.96	-10.59	-	-	-	-6.63	6/4/2014	0.30
QEMM	SPDR® MSCI Emerging Markets StrategicFactors ETF (MKT)	6.13	-9.59	-	-	-	-6.84		
EEM	iShare MSCI Emerging Markets Index ETF (NAV)	6.09	-12.5	-2.09	-4.32	2.91	10.61	4/7/2003	0.69
EEM	iShare MSCI Emerging Markets Index ETF (MKT)	7.58	-11.25	-1.74	-4.38	2.92	10.78		
XES	SPDR® S&P Oil & Gas Equipment & Services ETF (NAV)	7.31	-26.92	-20.71	-13.79	-4.14	-3.12	6/19/2006	0.35
XES	SPDR® S&P Oil & Gas Equipment & Services ETF (MKT)	7.39	-26.94	-20.72	-13.79	-4.11	-2.92		
XHB	SPDR® S&P Homebuilders ETF (NAV)	-1.46	-7.78	4.98	13.97	0.98	-2.15	1/31/2006	0.35
XHB	SPDR® S&P Homebuilders ETF (MKT)	-1.57	-7.88	4.99	13.94	0.96	-2.16		
SDY	SPDR® S&P Dividend ETF (NAV)	15.45	17.1	13.65	13.94	8.62	8.68	11/8/2005	0.35
SDY	SPDR® S&P Dividend ETF (MKT)	15.44	17.14	13.72	13.95	8.6	8.68		
PSK	SPDR® Wells Fargo Preferred Stock ETF (NAV)	5.44	12.15	8.08	6.52	-	8.55	9/16/2009	0.45
PSK	SPDR® Wells Fargo Preferred Stock ETF (MKT)	5.49	12.18	8.24	6.47	-	8.58		
PFF	iShare US Preferred Stock (NAV)	4.88	7.83	6.93	6.42	-	4.55	3/26/2007	0.47
PFF	iShare US Preferred Stock (MKT)	5.14	7.93	6.99	6.43	-	4.55		
CWB	SPDR® Barclays Convertible Secs ETF (NAV)	2.92	-0.28	7.27	6.67	-	10.99	4/14/2009	0.40
CWB	SPDR® Barclays Convertible Secs ETF (MKT)	2.79	-0.43	7.2	6.73	-	10.78		
SRLN	SPDR® Blackstone / GSO Senior Loan ETF (NAV)	2.64	-1.15	1.65	-	-	1.37	4/3/2013	0.70
SRLN	SPDR® Blackstone / GSO Senior Loan ETF (MKT)	3.00	-0.99	1.67	-	-	1.39		
JNK	SPDR® Barclays High Yield Bond ETF (NAV)	7.39	-2.00	2.2	4.13	-	5.13	11/28/2007	0.40
JNK	SPDR® Barclays High Yield Bond ETF (MKT)	8.1	-1.13	2.61	4.18	-	5.07		
GLD	SPDR® Gold Shares (NAV)	24.1	12.34	3.07	-2.97	7.54	9.45	11/18/2004	0.40
GLD	SPDR® Gold Shares (MKT)	24.65	12.55	2.02	-2.83	7.52	9.44		

Source: Morningstar. As of June 30, 2016.

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit www.spdrs.com, www.ishares.com, www.invesco.com website for most recent month-end performance. The gross expense ratio is the fund's total annual operating expenses ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund's most recent prospectus. Performance returns for periods of less than one year are not annualized. The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ.

STATE STREET GLOBAL ADVISORS

IBG-20254

3

SPDR DoubleLine Total Return Tactical ETF

TOTL

- With uncertainty over macro policy remaining high and difficult for investors to predict, an actively managed core fixed income strategy may play a critical role in a portfolio by seeking to provide ***stability, diversification and income***
- With TOTL, investors may rely on DoubleLine Capital's experience to help navigate an uncertain macro environment by allocating across multiple bond subsectors and applying individual security selection to potentially deliver improved risk-adjusted returns

Income and Stability?

TOTL has a Higher Yield, Lower Duration, and Lower Volatility than the Agg

TOTL Unsubsidized Yield	**3.31**
TOTL Subsidized Yield	**3.41**



3.41
1.91
3.70
5.45
2.32
3.64
Yield (%)*
Duration
Standard Deviation (%)***
TOTL
Barclays U.S. Aggegate Bond Index

Diversification of Sector Allocations (%)

TOTL Balances Interest Rate and Non-Traditional Credit Sensitive Sectors



41
28
9
10
2
9
37
10
6
2
5
25
4
2
2
2
0
6
MBS
Non-Agency
Emerging Markets
Treasury
Cash
CMBS
IG Corp Bonds
Bank Loans
CLO
High Yield Corp.
ABS
Govt Related
TOTL
Barclays US Aggregate Bond Index

Source: SSGA, Barclays, Bloomberg Finance L.P.. as of June 30, 2016 TOTL Inception Date = 2/23/2015.
* 30 Day SEC Yield as of June 30 2016, The subsidized yield reflects the yield calculation with expense limitations currently in effect. Without the limitation returns would have been lower. ,
*** Standard Deviation of daily returns since 2/23/2015. **Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. All results are historical and assume the reinvestment of dividends and capital gains. www.spdrs.com for most recent month-end performance. It is not possible to invest directly in an index. Index performance does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling a fund. Index performance is not meant to represent that of any particular funds.** Characteristics and Sector Weights are as of the date indicated, are subject to change, and should not be relied upon as current thereafter. Standard deviation is a historical measure of the volatility of returns. If a portfolio has a high standard deviation, its returns have been volatile; a low standard deviation indicates returns have been less volatile. Standard Deviation is normally shown over a time period of 36 months, but the illustrations noted in this material may reflect a shorter time frame. This may not depict a true historical measure, and shouldn't be relied upon as an accurate assessment of volatility.

STATE STREET GLOBAL ADVISORS

IBG-20254

4

SPDR MSCI Emerging Markets StrategicFactors℠ ETF

QEMM

- Due to the broad security coverage and diversified factor exposure, QEMM may be well suited for a long term, strategic core allocation to emerging markets, with a focus on low volatility and high quality firms at inexpensive valuations
- Since inception, QEMM has provided improved absolute returns and lower volatility relative to a traditional market cap weighted competitor, resulting in better risk adjusted performance as well, defined by Sharpe Ratio[1]

Exposure to Firms with More Quality Balance Sheets

Potential for Exposure to Firms with Higher Return on Equity and Lower Financial Leverage



19
16
19
16
75
99
Return on Equity (%)
Profit Margin (%)
Debt/Equity (%)
QEMM
EEM

Since Inception* Returns and Volatility Statistics

Maintain Core EM Exposure, But With the Potential for Lower Volatility and Higher Returns



-8.57%
-10.16%
14.25%
15.69%
Annualized Return
Annualized Standard Deviation
QEMM
EEM

*QEMM Inception date = 06/04/2014

[1] Sinse QEMM inception, the Sharpe Ratio for QEMM is -0.46, and for EEM is -0.51, as of 6/30/2016

Source: FactSet , State Street Global Advisors as of June 30, 2016. **Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. All results are historical and assume the reinvestment of dividends and capital gains. Visit www.spdrs.com and www.ishares.com for most recent month-end performance.** Characteristics are as of the date indicated, are subject to change, and should not be relied upon as current thereafter. Standard deviation is a historical measure of the volatility of returns. If a portfolio has a high standard deviation, its returns have been volatile; a low standard deviation indicates returns have been less volatile. Standard Deviation is normally shown over a time period of 36 months, but the illustrations noted in this material may reflect a shorter time frame. This may not depict a true historical measure, and shouldn't be relied upon as an accurate assessment of volatility.

STATE STREET GLOBAL ADVISORS

IBG-20254

5

SPDR MSCI World StrategicFactors℠ ETF

QWLD

- Due to the broad security coverage and diversified factor exposure, QWLD may be well suited for a long term, strategic core allocation to developed equity markets, with a focus on low volatility and high quality firms at inexpensive valuations
- Since inception, QWLD has outperformed the traditional market cap weighted competitor iShares MSCI World ETF (URTH) with less volatility, resulting in better risk adjusted performance as well, defined by Sharpe Ratio[1]

Exposure to Firms with More Quality Balance Sheets

Potential for Exposure to Firms with Higher Return on Equity and Lower Financial Leverage



19
16
13
12
114
129
Return on Equity (%)
Profit Margin (%)
Debt/Equity (%)
QWLD
URTH

Since Inception* Annualized Returns and Sharpe Ratio

Core Strategic Exposure for Developed Equity With Improved Risk Adjusted Performance



4.16%
0.36%
11.65%
13.09%
Annualized Return
Annualized Standard Deviation
QWLD
URTH

*QWLD inception date = 06/04/2014 Source: FactSet, State Street Global Advisors as of June 30, 2016. [1]Sinse QWLD inception, the Sharpe Ratio for QWLD is 0.35, and for URTH is 0.02, as of 6/30/2016 **Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. All results are historical and assume the reinvestment of dividends and capital gains. Visit www.spdrs.com and www.ishares.com for most recent month-end performance.** Characteristics and Sector Weights are as of the date indicated, are subject to change, and should not be relied upon as current thereafter. Standard deviation is a historical measure of the volatility of returns. If a portfolio has a high standard deviation, its returns have been volatile; a low standard deviation indicates returns have been less volatile. Standard Deviation is normally shown over a time period of 36 months, but the illustrations noted in this material may reflect a shorter time frame. This may not depict a true historical measure, and shouldn't be relied upon as an accurate assessment of volatility.

STATE STREET GLOBAL ADVISORS

IBG-20254 6

SPDR S&P Oil & Gas Equipment & Services ETF

XES

- Based on relative valuations measured by price-to-book ratios, the energy sector is the second cheapest among the 10 major sectors and trades about 30 percent less than the S&P 500[1], presenting an attractive value opportunity for long-term investors
- Investors with higher risk tolerance can consider equipment and services firms as they have historically been more sensitive to oil prices than the broader energy sector, and as a result may benefit from the increasing oil production if prices continue to rise

Rig Counts Recovering with Oil Prices

The Increasing Rig Counts May Potentially Boost the Revenue of Equipment &Services Firms



4%
2%
0%
-2%
-4%
-6%
-8%
Week over Week Change (%)
120
110
100
90
80
70
60
50
40
30
20
Spot Price of Oil ($)
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15
Sep-15
Dec-15
Mar-16
Jun-16
Week over Week Change Baker Hughes US Oil And Gas Rig Count
Brent Crude Spot Price

Cheaper Valuation and Higher Sensitivity[2] to Oil Prices

XES May Potentially Amplify the Energy Exposure with Cheaper Valuation



0.3
0.6
0.1
1.9
0.8
2.8
1.8
1.3
2.5
Sensitivity to Brent Crude Oil Price (36 Months)
Price to Book 06/30/2016
5 Year Avg. Price to Book
Energy Select Sector Index
S&P Oil & Gas Equipment & Services Select Index
S&P 500 Index

[1] As of June 30, 2016. [2] Sensitivity to crude oil prices is measured by the beta of ETFs relative to crude oil price over the past 36 months.

Source: Bloomberg Financial L.P. State Street Global Advisors As of June 30, 2016. Characteristics are as of the date given and should not be relied upon as current thereafter.

STATE STREET GLOBAL ADVISORS

IBG-20254

7

SPDR S&P Homebuilders ETF

XHB

- Rising employment, low borrowing costs and improving wages have provided tailwinds for the consumer sector, fueling above-average earnings growth for the consumer discretionary sector relative to the S&P 500 Index
- Increasing home sales and declining mortgage rates have buoyed housing related stocks, as firms within the S&P Homebuilders Select Industry Index posted 22.8% EPS growth in Q1[1], surpassing the broader consumer sector and the S&P 500 Index

Rising Sales and Falling Mortgage Rates


6.5
6.0
5.5
5.0
4.5
4.0
3.5
3.0
Home Sales (M)
7.0
6.5
6.0
5.5
5.0
4.5
4.0
3.5
3.0
2.5
2.0
Mortgage Rate (%)
6.1
3.6
Jun-07
Dec-07
Jun-08
Dec-08
Jun-09
Dec-09
Jun-10
Dec-10
Jun-11
Dec-11
Jun-12
Dec-12
Jun-13
Dec-13
Jun-14
Dec-14
Jun-15
Dec-15
Total home sales
30-Year Conventional Mortgage Rate

Historical and Forecasted EPS Growth in Homebuilder Industry


13
6
1
14
9
-2
19
14
-4
15
9
-7
23
18
-8
12
9
-2
14
7
1
13
10
9
15
13
8
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Est Q2 2016
Est Q3 2016
Est Q4 2016
Est 3 - 5 Year
S&P 500 Index
S&P Homebuilders Select Industry Index
Consumer Discretionary Sector Index

[1] **Source: FactSet, as of 6/30/2016.** Source: Bloomberg Financial L.P. Board of Governors of the Federal Reserve System , National Association of Home Builders, State Street Global Advisors As of June 30, 2015. Estimated EPS, which are based on analyst estimates, should not be construed as an indication of the current or future profitability of any investment product. Actual earnings per share may differ, even substantially, from that of estimated earnings per share.

STATE STREET GLOBAL ADVISORS

IBG-20254

8

SPDR S&P Dividend ETF

SDY

- As shown by the year to date performance versus the S&P 500 and "traditional" low volatility strategies, income paying stocks have been more effective in providing downside protection during what has been a turbulent market in 2016
- SDY's index screens for firms that have consistently increased their dividend for at least 20 consecutive years, and there are at least 35 firms that have increased their dividend for over 40 years

Potential for Downside Protection In Turbulent Markets

Dividend Growers Have Outperformed Low Volatility Year to Date



120
115
110
105
100
95
90
85
Index Level (Base = 100)
Dec-15
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
S&P 500 Index
S&P High Yield Dividend Aristocrats Index
S&P 500 Low Volatility Index

Firms Within SDY Have a Long History of Dividend Increases

Number of Stocks by Consecutive Yearly Increases



27
28
35
Between 20 and 30 Years
Between 30 and 40 Years
40 Years and Higher

Source: Bloomberg Finance L.P., S&P Dow Jones , SSGA. as of June 30, 2016.
Performance quoted represents past performance, which is no guarantee of future results. It is not possible to invest directly in an index. Index performance does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling a fund. Index performance is not meant to represent that of any particular fund.

STATE STREET GLOBAL ADVISORS

IBG-20254

9

SPDR Wells Fargo Preferred Stock ETF

PSK

- With interest rates well below historical levels, the need for income remains paramount. In the context of recent volatility, preferred securities may be able to improve a portfolio's income potential, without increasing standard deviation significantly.
- PSK offers access to this segment through a more stringent index methodology than a competitor PFF, improving credit quality and reducing country risk in the process — a tailwind for returns as PSK has outperformed PFF over the last year

Higher Exposure to US and Investment Grade Issuers than PFF
% of Market Cap


13.49
70.45
41.32
37.4
4.96
9.68
13.42
7.23
PSK
PFF
US
PSK
PFF
EX-US
Investment Grade
Non-Investment Grade

PSK Achieved Better Risk Adjusted Performance than PFF
Annualized Sharpe Ratio


0.99
0.45
1.04
0.96
0.80
0.75
1 Year
3 Year
5 Year
PSK
PFF

Source: Bloomberg Finance L.P., State Street Global Advisors as of June 30, 2016. * 30 Day SEC Yield as of June 30, 2016. **Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. All results are historical and assume the reinvestment of dividends and capital gains. Visit www.spdrs.com for most recent month-end performance.** Standard deviation is a historical measure of the volatility of returns. If a portfolio has a high standard deviation, its returns have been volatile; a low standard deviation indicates returns have been less volatile. Standard Deviation is normally shown over a time period of 36 months, but the illustrations noted in this material may reflect a shorter time frame. This may not depict a true historical measure, and shouldn't be relied upon as an accurate assessment of volatility Characteristics and Sector Weights are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.

STATE STREET GLOBAL ADVISORS

IBG-20254

10

SPDR Barclays Convertible Securities ETF

CWB

- With elevated market volatility, convertibles may provide a compelling opportunity for investors as these securities seek to combine the upside potential of stocks, while exhibiting the potential for lower volatility and higher income features inherent in bonds
- Relative to mid-and small-cap stocks, convertibles may offer the potential for higher income and lower volatility, while providing exposure to growth oriented companies commonly associated with small-and mid-sized equities

A Potential Growth Exposure

The Underlying Equities of the Constituents in CWB Reported Higher EPS Growth



EPS Growth (%)
26.2
13.8
10.5
9.7
13.4
13.4
CWB Underlying Equities
S&P Mid Cap 400 Index
Russell 2000 Index
Hist 3Yr EPS Growth (%)
Est 3-5 Yr EPS Growth (%)

Reduced Volatility with Potential for Higher Income

A Lower Volatility Profile With a Higher Yield Relative To Equities



9.6
3.9
14.3
1.7
16.4
1.6
CWB
S&P Mid Cap 400 Index
Russell 2000 Index
Annualized Standard Deviation (%)
Yield*(%)

Source: SSGA, FactSet, as of June 30, 2016. * 30 Day SEC Yield (Unsubsidized) used for CWB. Index Dividend yield is used for indices. **Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com and respective websites for most recent month-end performance.** Market indices are unmanaged and are not subject to fees and expenses which could lower returns. Index performance is not intended to represent the performance of any particular exchange-traded fund or product managed by SSGA Funds Management, Inc. Estimated EPS, which are based on analyst estimates, should not be construed as an indication of the current or future profitability of any investment product. Actual earnings per share may differ, even substantially, from that of estimated earnings per share.

STATE STREET GLOBAL ADVISORS

IBG-20254

11

SPDR Blackstone/GSO Senior Loan ETF

SRLN

- When searching for yield in a deteriorating credit environment, senior loans may be a source for potential income and a replacement for the credit sensitive part of the fixed income portfolio
- Through rigorous credit selection, SRLN has been able to avoid weak or failing senior loans that may have been included in a passive strategy, resulting in reduced volatility and better risk adjusted performance, as measured by Sharpe Ratio

Compared to Passive, Active Managers May Act to Avoid Weaker Credits

Percent of Issues with Spreads Over 1000 bps (%)



1.40
6.22
SPDR Blackstone/GSO Senior Loan ETF (SRLN)
PowerShares Senior Loan Portfolio (BKLN)

Since Inception[1] Returns and Volatility: SRLN vs. BKLN

Improved Risk Adjusted Performance through Credit Selection



1.37
1.39
1.65
1.87
0.79
0.71
Annualized Return (%)
Annualized Standard Deviation (%)
Sharpe Ratio
SPDR Blackstone / GSO Senior Loan ETF (SRLN)
PowerShares Senior Loan ETF (BKLN)

Source: Bloomberg Finance L.P., State Street Global Advisors As of June 30, 2016.

[1] Since SRLN inception 4/3/2013

Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. All results are historical and assume the reinvestment of dividends and capital gains. Visit www.spdrs.com for most recent month-end performance.

Standard deviation is a historical measure of the volatility of returns. If a portfolio has a high standard deviation, its returns have been volatile; a low standard deviation indicates returns have been less volatile. Standard Deviation is normally shown over a time period of 36 months, but the illustrations noted in this material may reflect a shorter time frame. This may not depict a true historical measure, and shouldn't be relied upon as an accurate assessment of volatility.

STATE STREET GLOBAL ADVISORS

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SPDR Barclays High Yield Bond ETF

JNK

- High yield bonds are another area that investors could explore for income in a choppy market, and the exposure can also be a bond portfolio diversifier due to its relatively low correlation[1] to the Barclays US Aggregate Bond Index and its sub-sectors[1]
- As a result of the dual avenues of liquidity from the primary and secondary markets, implementing a high yield exposure via an ETF may be more cost efficient than via individual bonds, even during times of market stress[2]

A Potential Source of Income in a Low-yield Environment

Index Yield* (%)



7.26
2.86
2.07
2.09
1.91
1.11
0.45
Barclays VLI High Yield Index
Bloomberg USD Investment Grade Corporate Index
Barclasy US MBS Index
S&P 500 Index
Barclays US Aggregate Bond Index
Bloomberg US Treasury Bond Index
Bloomberg Global Developed Sovereign Bond Index

A Low-Cost Access to the Illiquid High Yield Bond Market

Bid/Ask Spreads of JNK versus Individual High Yield Bonds



0.03%
1.16%
JNK
30 day Avg Bid-Ask
Barclays VLI High Yield Index
Avg Spread of Index Constituents

Source: Bloomberg Financial L.P., SSGA. As of June 30, 2016 . * Dividend Yield is used for S&P 500 Index. Yield to Worst is used for other indices.
1 Five Year Correlation of Barclays US High Yield Index using monthly returns from July 2011 to June 2016 with the Barclays US Aggregate Bond Index, is 0.18, the Barclays US Corporate Bond Index is 0.55, Barclays US Treasury Index is -0.19, and Barclays US MBS Index 0.11 . 2 High-Yield Bond ETFs: A Source of Liquidity", Investment Company Institute December 22, 2015.
It is not possible to invest directly in an index. Index performance does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling a fund. Index performance is not meant to represent that of any particular fund. Past performance is not a guarantee of future results. The Characteristics shown are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.

STATE STREET GLOBAL ADVISORS
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SPDR Gold Shares

GLD

- Heightened market uncertainty and the low-yield environment has sent the gold price to a 2-year high, and increased the demand of gold related investments, as evidenced by more than $12 billion inflows into GLD in 2016[1]
- Golds historically low correlation to a wide range of asset classes as shown below is quite noticeable, and therefore a gold exposure may prove beneficial during broad market downturns – a notion that was on display during the recent Brexit fueled uncertainty

Gold Has Risen with Heightened Economic Uncertainty[3]
As Brexit Became More of a reality, Gold Prices Increased



1,350
1,300
1,250
1,200
1,150
1,100
1,050
1,000
Gold Spot Price ($)
260
240
220
200
180
160
140
120
100
80
Economic Policy Uncertainty Index Level
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16
Feb-16
Mar-16
Apr-16
May-16
Jun-16
Gold Spot Price
US Economic Policy Uncertainty Index

Gold as a Potential Portfolio Diversifier:
Correlation of Returns to Other Asset Classes[2]



US 3M Libor (Cash) -0.06
S&P 500 Index -0.03
Russell 2000 Index 0.06
Barclays US High Yield Index 0.10
Dow Jones US Select Reit Index 0.08
BofA Merrill Lynch US Treasury Index 0.14
MSCI EAFE Index 0.13
Barclays US Aggregated Index 0.17
MSCI Emerging Markets Index 0.20
BofA Merrill Lynch US Corporate Index 0.26
Bloomberg Commodity Index 0.42
-0.10
0.00
0.10
0.20
0.30
0.40
0.50

Brexit is an abbreviation of the term "British Exit"—a reference to the United Kingdom vote in a June 23, 2016 referendum to withdraw from the European Union
1 Source: Bloomberg Finance L.P. as of 6/30/2016. **2** Source: Bloomberg Financial L.P. Computed using monthly return data from Dec 1990 to June 2016. **3** The Baker, Bloom and Davis composite index of economic policy uncertainty draws on the frequency of newspaper references to policy uncertainty and to other indicators of policy uncertainty including expiration of tax provisions and disagreement among economic forecasts of inflation and government expenditure. The authors find that at the macro level, positive innovations in the EPU index can foreshadow declines in investment, output and employment. The correlation coefficient measures the strength and direction of a linear relationship between two variables. It measures the degree to which the deviations of one variable from its mean are related to those of a different variable from its respective mean. **It is not possible to invest directly in an index. Index performance does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling a fund. Index performance is not meant to represent that of any particular fund. Past performance is not a guarantee of future results. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here https://www.spdrs.com/library-content/public/SPDR_GOLD%20TRUST_PROSPECTUS.pdf**

STATE STREET GLOBAL ADVISORS

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Appendix Information
IBG-20254 15
STATE STREET GLOBAL ADVISORS.

Important Disclosures
Investment Professional Use Only — Not for Use with the Public
The views expressed in this material are the views of State Street Global Advisors IBG Research Team through the period ended June 30, 2016 and are subject to change based on market and other conditions. This document contains certain statements that may be deemed forward-looking statements. Please note that any such statements are not guarantees of any future performance and actual results or developments may differ materially from those projected.
The information provided does not constitute investment advice and it should not be relied on as such. It should not be considered a solicitation to buy or an offer to sell a security. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. You should consult your tax and financial advisor. All material has been obtained from sources believed to be reliable. There is no representation or warranty as to the accuracy of the information and State Street shall have no liability for decisions based on such information.
The funds presented herein have different investment objectives, costs and expenses. The performance of each fund will necessarily depend on the ability of their respective managers to select portfolio investments. These differences, among others, may result in significant disparity in the funds’ portfolio assets and performance. For further information on the funds, please review their respective prospectuses.
In general, ETFs can be expected to move up or down in value with the value of the applicable index. Although ETF shares may be bought and sold on the exchange through any brokerage account, ETF shares are not individually redeemable from the Fund. Investors may acquire ETFs and tender them for redemption through the Fund in Creation Unit Aggregations only. Please see the prospectus for more details.
Bonds generally present less short-term risk and volatility than stocks, but contain interest rate risk (as interest rates rise, bond prices usually fall); issuer default risk; issuer credit risk; liquidity risk; and inflation risk. These effects are usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss.
Passively managed funds invest by sampling the Index, holding a range of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics which may cause the fund to experience tracking errors relative to performance of the Index.
Risk associated with equity investing include stock values which may fluctuate in response to the activities of individual companies and general market and economic conditions.
Foreign investments involve greater risks than US investments, including political and economic risks and the risk of currency fluctuations, all of which may be magnified in emerging markets. Diversification does not ensure a profit or guarantee against loss.
Non-diversified funds that focus on a relatively small number of securities tend to be more volatile than diversified funds and the market as a whole.
Increase in real interest rates can cause the price of inflation-protected debt securities to decrease. Interest payments on inflation-protected debt securities can be unpredictable.
Investments in asset backed and mortgage backed securities are subject to prepayment risk which can limit the potential for gain during a declining interest rate environment and increases the potential for loss in a rising interest rate environment.
Asset Allocation is a method of diversification which positions assets among major investment categories. Asset Allocation may be used in an effort to manage risk and enhance returns. It does not, however, guarantee a profit or protect against loss.
Government bonds and corporate bonds generally have more moderate short-term price fluctuations than stocks, but provide lower potential long-term returns.
Actively managed funds do not seek to replicate the performance of a specified index. An actively managed fund may underperform its benchmark. An investment in the fund is not appropriate for all investors and is not intended to be a complete investment program. Investing in the fund involves risks, including the risk that investors may receive little or no return on the investment or that investors may lose part or even all of the investment.
Funds investing in a single sector may be subject to more volatility than funds investing in a diverse group of sectors. Because of their narrow focus, sector funds tend to be more volatile than broadly diversified funds and generally result in greater price fluctuations than the overall market.
IBG-20254 16

Important Disclosures (continued)
A “value” style of investing emphasizes undervalued companies with characteristics for improved valuations. This style of investing is subject to the risk that the valuations never improve or that the returns on “value” equity securities are less than returns on other styles of investing or the overall stock market.
Although subject to the risks of common stocks, low volatility stocks are seen as having a lower risk profile than the overall markets. However, a fund that invests in low volatility stocks may not produce investment exposure that has lower variability to changes in such stocks’ price levels.
A “quality” style of investing emphasizes companies with high returns, stable earnings, and low financial leverage. This style of investing is subject to the risk that the past performance of these companies does not continue or that the returns on “quality” equity securities are less than returns on other styles of investing or the overall stock market.
Derivative investments may involve risks such as potential illiquidity of the markets and additional risk of loss of principal. Because of their narrow focus, sector investing tends to be more volatile than investments that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Risks associated with investing in the natural resources sector include; large price volatility due to non-diversification and concentration in natural resources companies.
Investments in Senior Loans are subject to credit risk and general investment risk. Credit risk refers to the possibility that the borrower of a Senior Loan will be unable and/or unwilling to make timely interest payments and/or repay the principal on its obligation. Default in the payment of interest or principal on a Senior Loan will result in a reduction in the value of the Senior Loan and consequently a reduction in the value of the Portfolio’s investments and a potential decrease in the net asset value (“NAV”) of the Portfolio.
These investments may have difficulty in liquidating an investment position without taking a significant discount from current market value, which can be a significant problem with certain lightly traded securities.
Securities with floating or variable interest rates may decline in value if their coupon rates do not keep pace with comparable market interest rates. Narrowly focused investments typically exhibit higher volatility and are subject to greater geographic or asset class risk. The Fund is subject to credit risk, which refers to the possibility that the debt issuers will not be able to make principal and interest payments.
Commodities investing entail significant risk as commodity prices can be extremely volatile due to wide range of factors Bond funds contain interest rate risk (as interest rates rise bond prices usually fall); the risk of issuer default; issuer credit risk; liquidity risk; and inflation risk.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
The values of debt securities may decrease as a result of many factors, including, by way of example, general market fluctuations; increases in interest rates; actual or perceived inability or unwillingness of issuers, guarantors or liquidity providers to make scheduled principal or interest payments; illiquidity in debt securities markets; and prepayments of principal, which often must be reinvested in obligations paying interest at lower rates.
All the index performance results referred to are provided exclusively for comparison purposes only. It should not be assumed that they represent the performance of any particular investment.
IBG-20254 17

Important Disclosures (continued)
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Shares Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the
“CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. https://www.spdrs.com/library-content/public/SPDR_GOLD%20TRUST_PROSPECTUS.pdf
Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus available through the link above for a detailed discussion of the risks of investing in GLD shares.
For more information: State Street Global Markets, LLC, (marketing agent for GLD) One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com
Convertible securities generally provide yields higher than the underlying stocks, but generally lower than comparable non-convertible securities, in exchange for limited upside potential. Issuers of convertible securities may not be as financially strong as those issuing securities with higher credit ratings and may be more vulnerable to changes in the economy. Other risks associated with convertible bond investments include: Call risk which is the risk that bond issuers may repay securities with higher coupon or interest rates before the security’s maturity date; liquidity risk which is the risk that certain types of investments may not be possible to sell the investment at any particular time or at an acceptable price; and investments in derivatives, which can be more sensitive to sudden fluctuations in interest rates or market prices, potential illiquidity of the markets, as well as potential loss of principal.
Value stocks can perform differently from the market as a whole. They can remain undervalued by the market for long periods of time.
Companies with large market capitalizations go in and out of favor based on market and economic conditions. Larger companies tend to be less volatile than companies with smaller market capitalizations. In exchange for this potentially lower risk, the value of the security may not rise as much as companies with smaller market capitalizations.
Investing in high yield fixed income securities, otherwise known as “junk bonds”, is considered speculative and involves greater risk of loss of principal and interest than investing in investment grade fixed income securities. These Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer.
IBG-20254 18

Important Disclosures (continued)
Certain funds may contain interest rate risk (as interest rates rise bond prices usually fall); the risk of issuer default; inflation risk; and issuer call risk. The Fund may invest in US dollar-denominated securities of foreign issuers traded in the United States.
Past performance is no guarantee of future results. It is not possible to invest directly in an index. Index performance does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling a fund. Index performance is not meant to represent that of any particular fund.
Barclays is a trademark of Barclays, Inc. and has been licensed for use in connection with the listing and trading of the SPDR Barclays ETFs. SPDR Barclays ETFs are not sponsored by, endorsed, sold or promoted by Barclays, Inc. and Barclays makes no representation regarding the advisability of investing in them.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
Standard & Poor’s, S&P and SPDR are registered trademarks of Standard & Poor/s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street
Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs.
ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, & DoubleLine Capital LP as the sub-advisor.
State Street Global Markets, LLC is not affiliated with GSO Capital Partners and DoubleLine Capital LP.
DoubleLine® is a registered trademark of DoubleLine Capital LP.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 1-866-787-2257 or visit www.spdrs.com. Read it carefully. For other fund families, please refer to their respective websites.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900.
© 2016 State Street Corporation — All Rights Reserved.
Tracking Code: IBG-20254
Expiration Date: 10/31/2016
Not FDIC Insured — No Bank Guarantee — May Lose Value
IBG-20254 19

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.